UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  On November 6, 2014, the Board of Directors (the “Board”) of Plymouth Industrial REIT, Inc. (the “Company”) increased the size of the Board from five to eight members and appointed Messrs. Gregory Kraut, Richard Ross and Paul White to fill the vacancies created by the increase in the size of the Board.  Each of Messrs. Kraut, Ross and White will stand for election at the Company’s 2015 annual meeting of stockholders and will receive the same compensation as other non-employee directors of the Company as described in the Company’s 2014 proxy statement.

Mr. Kraut is a Principal of Avison Young, a commercial real estate services firm.  Mr. Ross is the Chief Executive Officer of Trade Street Residential, Inc., a NASDAQ listed multi-family REIT.  Mr. White is the Founder and President of Ram Island Holdings, LLC, a fully integrated real estate investment and operating company.  Each of these directors was elected to the Board pursuant to an agreement entered into among the Company and certain investment entities managed or advised by Senator Investment Group LP (collectively, the “Funds”) in connection with the previously announced loan agreement (the “Loan Agreement”) among the Company, Plymouth Industrial OP, LP, the property guarantors and the lenders designated in the Loan Agreement.  Pursuant to the terms of this agreement, the Funds have the right to cause up to six people to be appointed to the Board, to serve until the indebtedness under the Loan Agreement has been paid in full or otherwise removed pursuant to the terms of the agreement.

None of Messrs. Kraut, Ross or White has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 4.04(a) of Regulation S-K.  The Company has entered into its standard director indemnification agreement with each of Messrs. Kraut, Ross and White, pursuant to which the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer